SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.     )

Filed by the registrant [X]
Filed by a party other than the registrant [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement     [ ] Confidential, for use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[X] Soliciting Material pursuant to Rule 14a-12

                              Wells Financial Corp.
                   ------------------------------------------
                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
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         pursuant to Exchange Act Rule 0-11.  (set forth the amount on which the
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  [ ]    Fee paid previously with preliminary materials.

  [ ]    Check  box  if any part of the fee is offset as  provided  by  Exchange
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

                       [Wells Financial Corp. Letterhead]

February 26, 2001

Dear Fellow Stockholders:

         Within a few weeks you will be receiving the 2000 Annual Report and Proxy Statement of Wells Financial Corp. (the "Company") for our 2001 Annual Meeting of Stockholders. In the meantime, you may also receive proxy materials from a dissident stockholder group which calls itself the PL Capital Group. PL Capital Group wants you to elect one of its hand picked nominees to one of the two board seats to be elected at the Annual Meeting. In addition, the PL Capital Group has announced that it will solicit votes for a non-binding stockholder resolution calling for the sale of your Company to the highest bidder.

         The PL Capital Group is a group of professional investors whose sole purpose, in our view, is to take a position in your Company and immediately attempt to force the sale of the Company in order to maximize their own short-term gain. You should know that the PL Capital Group's nominee for election to your Board is a lawyer who has owned 100 shares of our stock for approximately one month.

         The PL Capital Group began purchasing our stock in June 2000. Beginning in July of last year, current and former members of the PL Capital Group on several occasions expressed an interest in pursuing an acquisition of the Company. It is important for you to know that prior to rejecting their proposal, we obtained an independent valuation of our Company from a national investment banking firm with expertise in the valuation of savings institutions which indicated that the proposed purchase price for the Company was below the
Company's fair value on a sale of control basis. We rejected their overtures because their proposed purchase price for the Company, even though it potentially represented a premium over the trading price of our stock, was inadequate based on the valuation analysis. We have always been sensitive to the desire of stockholders to maximize stockholder value. We do not believe, however, that this goal will best be served by selling your Company for an inadequate price, even if the price offered represents a premium to the current trading price of our stock.

         DO NOT VOTE THE WHITE PROXY CARD. If you receive a WHITE proxy card and other proxy material from the PL Capital Group, we ask that you discard them. When you receive our Annual Report and Proxy Material, please sign, date and return the TAN proxy card. We ask that you vote the Company's TAN proxy card only.

         If you have any questions, please call our chief financial officer, Jim Moll, or me at (507) 553- 3151. We thank you for your continued support.

                                             Sincerely,


                                             /s/Lawrence H. Kruse
                                             -----------------------------------
                                             Lawrence H. Kruse
                                             President and Chairman of the Board


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As in past  years,  we will be mailing our Proxy  Statement  and our 2000 Annual
Report to all stockholders entitled to vote at the Annual Meeting. We urge you to read the Proxy Statement when it becomes available because it will contain important information. You will also be able to obtain our Proxy Statement free of charge at the website maintained by the Securities and Exchange Commission at www.sec.gov.

Each of the Company's directors may be deemed to be a "participant" in the Company's solicitation of proxies to be used at the Annual Meeting or any adjournment thereof. The Company's board of directors is composed of Lawrence H. Kruse, Gerald D. Bastain, Richard Meuller, David Buesing, Randel I. Bichler and Dale E. Stallkamp. Collectively, the directors of the Company beneficially owned approximately 15.6% of the Company's common stock at February 26, 2001.
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